                                                                    EXHIBIT 99.1


[Jameson Inns, Inc. Letterhead]                                    PRESS RELEASE


FOR IMMEDIATE RELEASE

August 7, 2001
                                 Contact:  Craig R. Kitchin
                                           President and Chief Financial Officer
                                           (770) 901-9020

               Jameson Inns, Inc. Reports Second Quarter Results


     ATLANTA--Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inns and Signature Inns, today announced results for the second quarter ended June 30, 2001.

     Funds from operations (FFO) were $3,638,000, or $.33 cents per share of common stock, for the quarter ended June 30, 2001, versus FFO of $5,080,000, or $.46 cents per share, for the same quarter in 2000. FFO has been calculated as net income attributable to common stockholders before depreciation expense, gains or losses on disposal of real estate assets, and extraordinary items.

     For the quarter, the Company reported a net loss attributable to common stockholders of $(643,000) or $(.06) cents per share basic and diluted, versus net income of $.14 cents per share basic and $.13 cents per share diluted respectively, for the second quarter of 2000.

Second Quarter 2001 Overview

     Combined same Inns Revenue per available room (REVPAR) for both brands was $33.83 for the second quarter of 2001, down $3.05, or 8.3% from the second quarter of 2000, resulting from a decline in the occupancy rate to 58.5% from 62.7% and a $0.97 decrease in the average daily rate.

     Same Inns REVPAR for the Jameson Inns was $34.37 for the second quarter of 2001 compared to $34.01 for the second quarter of 2000, resulting from a 1.4% increase in the average daily rate, offset by a decrease in the occupancy rate to 62.0% from 62.2%. REVPAR for the Signature Inns was $33.08 for the second quarter of 2001 compared to $40.90 for the second quarter of 2000, due to a decline in the occupancy rate to 53.4% from 63.3% and a $2.66 decrease in the average daily rate.

     Jameson Inns derives its revenues from lease rentals paid by Jameson Hospitality, LLC, the company that operates the Inns. Lease revenue is primarily based on gross room revenues generated by the Inns. Lease revenues for the quarter were flat compared to the second quarter 2000 lease revenues, as a result of the following factors:

    . Lease revenues earned from the Signature Inns decreased approximately $1.0 million in second quarter 2001 verses second quarter 2000 due to additional competition in many of their markets and a slowing economy in several of the Midwestern states in which the Signature Inns are located.

    . Lease revenues earned from the Jameson Inns increased approximately $1.0 million in second quarter 2001 as compared to the same period in 2000, due to the opening of four new Jameson properties during the second quarter 2001, as well as the opening since April 2000 of 17 new Jameson Inns, offset partially by the sale of five Jameson Inns since January 2001.

Properties Held for Sale

     During the first quarter of 2001, the Company considered disposing of some of its 40-room, exterior corridor Jameson Inn hotels and several Signature Inn hotels located in markets that have been under-performing. Based on this review, twelve Jameson Inn hotels and two Signature Inn hotels did not meet its investment criteria and were classified as held for sale. Two Jameson Inn hotels were sold during the first quarter 2001 (Hartwell, Georgia and Washington, Georgia) and three were sold during the second quarter 2001 (Commerce, Georgia; Greensboro, Georgia; and Spartanburg, South Carolina). Nine remaining Inns along with several parcels of land are classified as held for sale at June 30, 2001 and are recorded at the lower of cost or fair value less anticipated selling costs. During the remainder of 2001, the Company may identify additional Inns to dispose of which do not meet its investment criteria.

     During the first quarter of 2001, a $900,000 loss on impairment of real estate was recognized related to certain hotel properties held for sale. In the second quarter of 2001, the Company recorded an additional $100,000 impairment loss.

     Upon the sale of four hotel properties, for which impairment losses were not recorded, the Company recognized net gains of $500,000 in the first quarter of 2001 and $730,000 in the second quarter of 2001, a total of $1.2 million during the first six months of 2001. Additionally, a tract of land was sold during the first quarter resulting in a gain of $197,000.

Long-term Debt

       At June 30, 2001 the Company had $225 million in long-term debt. Of this amount, $209 million is variable rate debt, which primarily consists of individual property mortgages that adjust one time per year and are based off of the prime rate or U.S. Treasury rate. The following table summarizes the approximate interest rate adjustment dates of our debt:

                                                    Amounts
           Interest adjustment date              (in millions)
           ------------------------              -------------
                 January 1st                          $ 29
                 February 1st                         $ 16
                 April 1st                            $ 53
                 May 1st                              $  3
                 July 1st                             $ 58
                 October 1st                          $ 24
                 Daily                                $ 26
                 Fixed through 2002                   $ 16
                                                      ----
                                                      $225
                                                      ====


     The Company has benefited from the recent decreases in the short-term interest rates and is expected to continue deriving a benefit during 2002. Since January the prime rate has fallen from 9.5% to 6.75%. "With over $200 million in floating rate debt, we are very encouraged by the current direction of the short-term interest rates," said Craig Kitchin, Company President and CFO.
"We are working diligently to develop opportunities to lock in these lower rates for next year."

                                     -MORE-

Properties Update

     The Company opened four new properties (Wilmington, North Carolina; Lafayette, Louisiana; Alcoa, Tennessee; and Shreveport, Louisiana) during the second quarter and expects to open one more during the third quarter in Richmond, Kentucky. In addition, nine expansions of existing Jameson Inns totaling 176 additional rooms are either under construction or under development and are expected to be completed during 2001.

     On June 30, 2001, there were 103 operating Jameson Inns and 26 operating Signature Inns, compared to 92 operating Jameson Inns and 26 operating Signature Inns at June 30, 2000. Our operating properties are located in the following fourteen states:


                                 Jameson Inns                        Signature Inns                          Total
State                       Hotels           Rooms              Hotels            Rooms             Hotels            Rooms
-----                       ------           -----              ------            -----             ------            -----
Alabama                       18               875                 --                --                18               875
Florida                        6               390                 --                --                 6               390
Georgia                       30             1,548                 --                --                30             1,548
Iowa                          --                --                  1               119                 1               119
Illinois                      --                --                  3               372                 3               372
Indiana                       --                --                 14             1,594                14             1,594
Kentucky                      --                --                  3               363                 3               363
Louisiana                      2               146                 --                --                 2               146
Mississippi                    6               351                 --                --                 6               351
N. Carolina                   16               755                 --                --                16               755
Ohio                          --                --                  4               479                 4               479
S. Carolina                   12               556                 --                --                12               556
Tennessee                     11               636                  1               124                12               760
Virginia                       2               122                 --                --                 2               122
                             ---             -----                ---             -----               ---             -----
Total                        103             5,379                 26             3,051               129             8,430
                             ===             =====                ===             =====               ===             =====


     The Company has committed to maintaining and enhancing its brands. Part of this plan, over the next three years, includes updating the interiors of the Signature Inns as well as completing lobby and room upgrades in the Jameson Inns.

Dividends

     On June 15, 2001, the Company declared quarterly preferred stock dividends of $0.5781 cents per share for Series A and $0.425 cents per share for Series S. These dividends were paid on July 20, 2001 to shareholders of record on June 30, 2001. On June 15, 2001, the Company declared a quarterly dividend of $0.245 per common share. The dividend is payable on August 20, 2001, to shareholders of record on June 30, 2001.

     "The Company is committed to maintaining a consistent dividend while simultaneously maintaining and improving our hotel properties even during the current slow down in the economy," stated Tom Kitchin, CEO.

Conference Call

     The Company will hold an earnings conference call to discuss the second
quarter results at 10:00 am EST time today, August 7, 2001.   Shareholders and
interested parties may listen to a simultaneous webcast of the conference call by logging on the company's website, www.jamesoninns.com, or to listen to the
                                     -------------------
call, dial 1-973-321-2003 and ask for the Jameson Inns, Inc. second quarter conference call hosted by Tom Kitchin.

     Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company's websites at www.jamesoninns.com and www.signatureinns.com.
                      -------------------     ---------------------

Forward-Looking Statements

There are a number of statements in this news release which address activities, events or developments which we expect or anticipate will or may occur in the future, including such things as our expansion plans (including construction of new Inns and expansion of existing Inns), availability of debt financing and capital, payment of quarterly dividends, and other matters. These statements are based on certain assumptions and analyses we have made in the light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether the actual results and developments will conform to our expectations and predictions are subject to a number of risks and uncertainties, including (1) our ability to (a) secure construction and permanent financing to finance such development on terms and conditions favorable to us, (b) assess accurately the market demand for new Inns and expansions of existing Inns, (c) identify and purchase new sites which meet our various criteria, including reasonable land prices, (d) contract for the construction of new Inns and expansions of existing Inns in a manner which produces Inns consistent with our present quality and standards at a reasonable cost and without significant delays, (e) provide ongoing renovation and refurbishment of the Inns sufficient to maintain consistent quality among the Inns, and (f) manage our business in a cost-effective manner given the increase in the number of Inns; (2) Jameson Hospitality's willingness and ability to manage the Inns profitably; (3) general economic, market and business conditions, particularly those in the lodging industry generally and in the geographic markets where the Inns are located; (4) the business opportunities (or lack thereof) that may be presented to and pursued by us; (5) the availability of qualified managers and employees necessary for our planned growth; (6) changes in laws or regulations and (7) other factors, most of which are beyond our control. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements and there can be no assurance that the actual results of developments which we anticipate will be realized, or even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations.

                                     -MORE-

Summary Unaudited Financial Information:

                                                             Three Months Ended                       Six Months Ended
                                                                  June 30                                June 30
Statement of Operations Data                             2001                2000                2001                2000
---------------------------------------------        -----------         -----------        ------------         -----------
Lease Revenue                                        $11,650,990         $11,682,167        $ 22,414,966         $20,791,444
Property and Other Tax Expense                       $ 1,004,915         $   873,422        $  2,018,400         $ 1,660,807
Insurance Expense                                    $   238,800         $   215,240        $    489,600         $   418,922
Depreciation                                         $ 4,818,604         $ 3,523,073        $  9,679,454         $ 6,880,969
General and Administrative Expenses                  $   358,063         $   302,484        $    715,137         $   674,650
(Gain) Loss on Sale of Land and Real Estate          $  (730,498)                 --        $ (1,426,989)        $    32,852
Loss on Impairment of Real Estate                    $   100,000                  --        $  1,000,000         $        --
Interest Expense, Net of Capitalized Amounts         $ 4,752,651         $ 3,551,704        $  9,586,692         $ 6,565,376
Other Income                                         $     8,148         $     7,993        $     16,296         $    10,585
Income Before Extraordinary Item                     $ 1,116,603         $ 3,224,237        $    368,968         $ 4,568,453
Extraordinary Loss from Early
 Extinguishment of Debt                              $    92,240         $    37,382        $    185,039         $    69,229
Net Income                                           $ 1,024,363         $ 3,186,855        $    183,929         $ 4,499,224
Cumulative Preferred Stock Dividends                 $ 1,667,176         $ 1,667,183        $  3,334,359         $ 3,361,778
Net Income (Loss) Attributable to Common
 Shareholders                                        $  (642,813)        $ 1,519,672        $ (3,150,430)        $ 1,137,446
Net Income (Loss) Attributable to Common
 Shareholders Per Share:
     Basic                                           $     (0.06)        $      0.14        $      (0.27)        $      0.10
     Diluted                                         $     (0.06)        $      0.13        $      (0.28)        $      0.10
Funds From Operations                                $ 3,637,533         $ 5,080,127        $  6,484,142         $ 8,120,496
Funds From Operations Per Share-Basic                $      0.33         $      0.46        $       0.58         $      0.74


Selected Balance Sheet Data                               June 30, 2001      December 31, 2000
---------------------------------                         -------------      -----------------
Property and Equipment, net                                $333,879,347           $334,090,858
Cash                                                       $  8,428,586           $  1,976,592
Restricted Cash                                            $    641,436           $    636,126
Receivable from Affiliate                                  $  2,356,515           $         --
Other Assets, net                                          $  4,525,346           $  4,239,791
Total Assets                                               $349,831,230           $340,943,367
Mortgage Notes Payable                                     $224,958,381           $207,145,362
Other Liabilities                                          $  4,580,739           $  4,351,139
Payable to Affiliate                                       $         --           $  1,038,252
Preferred Stock Dividends Payable                          $  1,667,176           $  1,667,183
Total Shareholders' Equity                                 $118,624,934           $126,741,431


                                     -MORE-

Selected Hotel Statistics:

                                                          Three Months Ended                       Six Months Ended
                                                               June 30                                 June 30
                                                      2001                2000                2001                2000
                                                     ------              ------              ------              ------
Jameson Inns
      All Inns:
      Occupancy Rate                                   60.5%               62.0%               57.9%               58.8%
      Average Daily Rate                             $56.13              $54.75              $55.81              $54.28
      REVPAR                                         $33.98              $33.95              $32.32              $31.90

      Same Inns:
      Occupancy Rate                                   62.0%               62.2%               59.4%               59.9%
      Average Daily Rate                             $55.39              $54.65              $54.67              $54.03
      REVPAR                                         $34.37              $34.01              $32.48              $32.38

Signature Inns
      Occupancy Rate                                   53.4%               63.3%               48.4%               56.7%
      Average Daily Rate                             $61.91              $64.57              $62.56              $63.77
      REVPAR                                         $33.08              $40.90              $30.31              $36.17

Combined Brands
      Same Inns:
      Occupancy Rate                                   58.5%               62.7%               54.7%               58.5%
      Average Daily Rate                             $57.87              $58.84              $57.69              $58.11
      REVPAR                                         $33.83              $36.88              $31.54              $34.02

      All Inns:
      Occupancy Rate                                   57.9%               62.5%               54.5%               57.9%
      Average Daily Rate                             $58.09              $58.77              $58.01              $58.09
      REVPAR                                         $33.65              $36.75              $31.58              $33.65